Exhibit 10.23

Certain information in this document (indicated by “[***]”) has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

EXECUTION VERSION

DEVELOPMENT AND LICENSE AGREEMENT

This Development and License Agreement (“Agreement”) is entered into as of this 26th day of September, 2017 (the “Effective Date”) by and between RedPharm (Beijing) Biotechnology Co., Ltd. (“RedPharm”), having its principal place of business at Room 1806, Block A, Tower Two, Wangjing SOHO, Chaoyang District, Beijing, China; Medical Technology Associates II, Inc. (“MTA2”; collectively with RedPharm, “Licensees” and each a “Licensee”), having its principal place of business at 8 Cedar Point Road, Durham, New Hampshire 03824; and Nanomix, Inc. (“NANOMIX”), having its principal place of business at 1440 Stanford Avenue, Emeryville, California 94608.

RECITALS

WHEREAS, RedPharm desires to develop, manufacture, and sell human diagnostic products in Australia, New Zealand, Singapore, China, Japan, Korea, Vietnam, Indonesia, Malaysia, and the Phillippines (the “Human Territory”); and

WHEREAS, the Licensees desire to develop, manufacture, and sell veterinary products worldwide, with RedPharm conducting such activity in the Human Territory and MTA2, which is an Affiliate (defined below) of RedPharm, conducting such activity outside of the Human Territory; and

WHEREAS, NANOMIX has developed diagnostic products and technology including the Elab Analyzer and Elab Cartridges (each as defined below); and

WHEREAS, RedPharm intends to manufacture diagnostic products in China; and

WHEREAS, on the terms and subject to the conditions hereinafter set forth, the Licensees wish to acquire certain rights to develop, make and sell products based on NANOMIX technology; and

WHEREAS, NANOMIX desires to grant to the Licensees, on the terms and conditions set forth in this Agreement, certain rights to proprietary technology and intellectual property rights of NANOMIX that are necessary or useful for the development and commercialization of such diagnostic products;

Certain information in this document (indicated by “[***]”) has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

NOW THEREFORE, in consideration of the foregoing, and of the mutual covenants set forth hereinafter, and for other good and valuable consideration, the Licensees and NANOMIX agree as follows:

ARTICLE 1
DEFINITIONS

The following terms, when used in this Agreement, shall have the respective meanings set forth in this Article 1 unless otherwise indicated.

1.1 “Affiliate” means, with respect to a Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person, but only for so long as such control exists. As used in this definition of “Affiliate”, the term “control” of a Person means (a) direct or indirect beneficial ownership of more than 50% (or the maximum percentage permitted by applicable laws to be owned by a foreign interest) of the voting or income interest in such Person, or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person. RedPharm and MTA2 are Affiliates.

1.2 “Background Technology” means all Technology that (a) is Controlled by a Party as of the Effective Date or is separately developed independent from this Agreement and (b) are necessary for, or actually used in, the development, manufacture, use, sale, importation or commercialization of a Product for purposes within the Field.

1.3 “Biosensor” means any biosensor, the research, development, making, manufacture, use, offer for sale, sale, distribution, importation or exportation of which would, but for the licenses granted in Section 3.1, infringe or misappropriate any Background Technology of NANOMIX.

1.4 “Consolidated Screening List” means the United States Government’s Consolidated Screening List of parties for which the United States Government maintains restrictions on certain exports, re-exports or transfers of items, which list can be found as of the Effective Date at the following hyperlink: http://2016.export.gov/ecr/eg_main_023148.asp

1.5 “Control” means with respect to any intellectual property rights, the legal authority or right of a Party, arising from ownership, license or other right or interest, to grant a license or sublicense of such intellectual property rights, including rights in trade secrets, to the other Party without breaching the terms of any agreement or other arrangement between such Party and any Third Party, or requiring any payments by such Party to any Third Party.

1.6 “Development Plan” has the meaning set forth in Section 2.1.

1.7 “Development Program” means the development activities carried out by the Parties pursuant to the timeline, specifications and budget detailed in the applicable Development Plan.

1.8 “Development Program Technology” means all Technology arising out of the conduct of the Development Program, whether or not patented or patentable.

Certain information in this document (indicated by “[***]”) has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

1.9 “Diligence Milestone” means each of the milestones set forth in Section 3.2.

1.10 “Elab Analyzer” means NANOMIX’s instrument, and derivatives thereof, and associated software which performs a diagnostic assay, and generates related diagnostic results, in combination with an Elab Cartridge.

1.11 “Elab Cartridge(s)” means any specialized disposable cartridge designed to interface with an Elab Analyzer and can be used to prepare sample specimens for diagnostic analysis.

1.12 “Excluded Human Field” means human in vitro diagnostic products used: (i) in ambulances, mobile emergency vehicles, mobile medical care vehicles and patient homes, and (ii) by field-based emergency medical technicians, paramedics, mobile and at-home physicians, mobile and at-home nurses, fire and rescue professionals and other mobile medically-trained professionals operating in civilian, private, military, government or quasi-government agencies. For sake of clarity, the use of Products in hospitals, doctor’s offices, medical clinics, urgent care facilities, long term care facilities, and pharmacies, or by doctors, nurses or other medical personnel at in-home or other settings that do not involve emergency or life-threatening situations are not within the “Excluded Human Field.”

1.13 “Trade Secret Information” means all NANOMIX Elab Cartridge design files, nano-biosensor design files and deposition processes, and all NANOMIX Technology related to the firmware, user interface software, and program and process software in Elab Analyzers.

1.14 “Excluded Territory” means, with respect to the Human Field only, that part of the world other than the Human Territory. There shall be no excluded territory for the Veterinary Field, which is worldwide.

1.15 “FDA” means the United States Food and Drug Administration, or any successor agency thereto.

1.16 “Field” means the use of assays for in vitro diagnostic testing for (i) human diagnostics and medical treatment, except for the Excluded Human Field (the “Human Field”) and (ii) veterinary diagnostics and medicinal treatment (the “Veterinary Field”).

1.17 “Invention” has the meaning set forth in Section 6.2.

1.18 “Licensed Technology” means the NANOMIX Technology, other than the Trade Secret Information.

1.19 “Licensees” means RedPharm and MTA2 (each individually a “Licensee”).

1.20 “Licensees’ Background Technology” means all Background Technology of Licensees and their Affiliates.

Certain information in this document (indicated by “[***]”) has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

1.21 “Manufacturing Affiliate” has the meaning set forth in Section 5.1.

1.22 “Manufacturing Cost” has the meaning set forth in Section 2.4.

1.23 “NANOMIX Patent Rights” means all patents and patent applications Controlled by NANOMIX.

1.24 “NANOMIX Technology” means all Technology Controlled by NANOMIX that is necessary for, or actually used in, the manufacture, distribution, sale and/or use of Elab Analyzer and Elab Cartridges, and any Technology hereafter conceived under this Agreement constituting improvements or discoveries to such Technology, whether existing on the date of this Agreement or subsequently created during the term of this Agreement.

1.25 “Net Sales” means the gross amount invoiced or billed by or on behalf of either Licensee or any of their Affiliates or, if applicable, a Licensee’s Third Party sublicensees for sales or other transfers of each Product to Third Parties in an arms-length transaction less the following deductions:

(a)   trade, quantity and cash discounts actually allowed and taken;

(b)   sales, use, value added or excise taxes levied on the sale of Products (excluding taxes based on income or gross receipts), and customs duties and fees actually paid, in each case if separately stated as a line item on the invoice for the Products;

(c)   freight, delivery, storage, packing, insurance and other transportation charges actually paid, in each case if separately stated as a line item on the invoice for the Products;

(d)   amounts actually repaid, refunded, allowed or credited on account of claims of damaged goods, rejection, recalls or withdrawals, or returns; and

(e)   retroactive price reductions, chargeback payments, reimbursements and rebates actually allowed and taken, including amounts repaid, discounted or credited to governmental authorities or to managed care organizations who purchase Products.

Net Sales shall be determined in accordance with GAAP or IFRS, as applicable, consistently employed by the Licensees and their Affiliate(s) with respect to external reporting. In no event shall any particular amount be deducted more than once in calculating Net Sales (i.e., no “double counting” of deductions). Net Sales shall not include sales between or among the Licensees, or between or among one Licensee and Affiliates of such Licensee or of the other Licensee, so long as such Affiliates are not end-users of Products. With respect to any sale of Product in any transaction that is not an arms-length transaction, for any consideration other than monetary consideration, Net Sales for such Product shall be the average price charged to Third Parties for cash sales of such Product in the applicable country during the applicable reporting period. If such average prices are not available, Net Sales shall be calculated as the fair market value of such Product.

Certain information in this document (indicated by “[***]”) has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

1.26 “Party” means each Licensee and NANOMIX and “Parties” means NANOMIX and the Licensees.

1.27 “Person” means any person or entity, whether an individual, trustee, corporation, partnership, limited partnership, limited liability company, trust, unincorporated organization, business association, firm, joint venture, or governmental authority.

1.28 “Product” means any product, the manufacture or use of which utilizes NANOMIX Technology.

1.29 “SFDA” means the People’s Republic of China Food and Drug Administration, or any successor agency thereto.

1.30 “Technology” means all inventions, discoveries, know-how, test results, scientific data, reagents, biological material, assays, software programs, tools, reports, summaries, and other information and materials (whether or not patented or patentable), and all intellectual property rights therein.

1.31 “Term” has the meaning set forth in Section 11.1.

1.32 “Territory” means (a) with respect to the Human Field, Australia, New Zealand, Singapore, China, Japan, Korea, Vietnam, Indonesia, Malaysia, and the Philippines (the “Human Territory”) and (b) with respect to the Veterinary Field, worldwide (the “Veterinary Territory”). Licensees shall have a first right of negotiation for India, Bangladesh, and Pakistan.

1.33 “Third Party” means any Person other than the Licensees, NANOMIX, and their respective Affiliates.

1.34 “Transferred Assay” means a unique Elab Cartridge design incorporating a Human in vitro diagnostic test that is provided by NANOMIX for production by RedPharm or the Manufacturing Affiliate.

1.35 “Transfer Price” has the meaning set forth in Section 2.4.

1.36 “Valid Claim” means any claim of (a) an issued and unexpired patent included within the NANOMIX Patent Rights which has not been held unenforceable, unpatentable or invalid by final court order, and (b) a pending patent application within the NANOMIX Patent Rights, provided that if such pending claim has not issued as a claim or an issued patent within ten (10) years after the filing date from which such patent application takes priority, such pending claim shall not be a Valid Claim for purposes of this Agreement unless and until, subsequent to such ten (10) year period, such pending claim is issued as a claim of an issued and unexpired patent included within the NANOMIX Patent Rights as set forth in (a) above.

Certain information in this document (indicated by “[***]”) has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

ARTICLE 2
PRODUCT DEVELOPMENT COLLABORATION

2.1 Overview. Either Licensee may elect to ask NANOMIX to develop Products or to cooperate with the Licensee or its Affiliate(s) in the development of Products. The clinical trials and any such development or joint development will be conducted in accordance with a development plan that is mutually agreed to and executed by the applicable Parties, that defines each Party’s (and/or their Affiliate’ s) assigned development activities, the expected timeline, specifications, required resources and estimated costs for the development thereunder (each, a “Development Plan”), and each such Development Plan shall be attached to and made a part of this Agreement. The parties to each Development Plan agree to use commercially reasonable efforts to conduct the activities assigned to such party under the Development Plan. No Development Plan or any modification thereto, shall become effective or be attached to or made a part of this Agreement unless it is first executed by NANOMIX and at least one of the Licensees, each of which will not unreasonably withhold or delay approval and execution. Nothing in this Agreement grants the Licensees or their Affiliates any right to develop Products in the Human Field or to run any clinical trials except as expressly set forth in a Development Plan executed by such Licensee(s) and NANOMIX. This development governance will not be held for the veterinary program where the development is relegated to RedPharm and MTA2.

2.2 Funding of Development Program. Each Development Plan adopted by the Parties in accordance with Section 2.1 will include an allocation of the relative costs to be borne by each party to such Development Plan for the work being performed, based upon their reasonable agreement and taking into account, among other things the type and location of the development activity being performed (so that, for example, the Licensees will bear a more significant portion of development costs in the Human Field for activities taking place within the Human Territory and NANOMIX will bear a more significant portion of development costs in the Human Field taking place in the Excluded Territory). If NANOMIX is required to reimburse either Licensee, or either Licensee is required to reimburse NANOMIX for development costs incurred, as provided in a Development Plan, payment therefor shall be made within thirty (30) days after the receipt of an invoice and reasonable evidence of the development costs incurred.

2.3 Management of the Development Program. The Development Plan shall specify management responsibility for the Development Program. NANOMIX and at least one of the Licensees, on its own behalf and on behalf of the other Licensee, shall meet at least once per calendar month to review the activities and progress under the Development Plan(s). For clarity, each Party shall bear its own expenses incurred relating to such meetings, except that Licensees shall reimburse NANOMIX for any expenses incurred relating to any such meetings to be held in the Human Territory.

Certain information in this document (indicated by “[***]”) has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

2.4 Development Supply. Each Licensee and its Affiliates may purchase Elab Analyzers and Elab Cartridges from NANOMIX in support of development activities via purchase orders placed on NANOMIX. The Parties will mutually agree on forecasted use and delivery schedules. NANOMIX will be reimbursed the Transfer Price (as defined below) for supplying such Elab Analyzers and Elab Cartridges. The “Transfer Price” will be such that the excess of Transfer Price over Manufacturing Cost yields a Manufacturing Margin to NANOMIX of [***]% of the Transfer Price (“Manufacturing Margin”). “Manufacturing Cost” of a Product means NANOMIX’s fully-allocated cost of goods, including without limitation all variable costs; allocable depreciation for equipment and materials used directly for manufacturing of the Product (based upon the use of such equipment and materials for Product relative to use of such equipment and materials for all those products other than the Products) and overhead specifically related to the manufacturing activities of the Products, but not including general overhead, depreciation or SG&A. “Manufacturing Cost” of a Product shall also include all sales-based or per unit royalties paid by NANOMIX to Third Parties for such Product. For example, if Manufacturing Cost were $[***], the Transfer Price would be $[***]:

Transfer Price	$	[***]
Manufacturing Cost	$	[***]
Manufacturing Margin	$	[***]	[***]

If Products are procured by NANOMIX from a third party manufacturer, Manufacturing Cost shall be the price paid by NANOMIX for the Products, including without limitation all costs of shipping and taxes.

2.5 License of Licensees’ Background Technology. The Licensees hereby grant to NANOMIX, during the term of the Development Program, a worldwide, royalty-free license to use the Licensees’ Background Technology solely for the purposes of NANOMIX performing its obligations under the Development Plan(s).

2.6 Clinical Trials Cooperation. The Licensees will cooperate with NANOMIX in conducting clinical trials of Products in the Territory in accordance with this Article 2 and the applicable Development Plan. The Parties will share the costs and expenses of such clinical trials as provided in the relevant Development Plan. Generally, for human clinical trials conducted in the People’s Republic of China or in any other country located within the Human Territory, NANOMIX will be responsible for an agreed-upon portion of the costs and expenses for such trials if the results therefrom are required for seeking approval for human use outside the Excluded Territory from the FDA or any comparable regulatory body outside of the United States. All human clinical trials will be performed solely in accordance with protocols, and at institutions, in each case, that have been previously approved by NANOMIX in writing, such approval not to be unreasonably withheld or delayed. Unless otherwise agreed in writing by the parties to the relevant Development Plan, the Licensees shall be solely responsible for obtaining all ethics and regulatory approvals required for conducting each clinical trial in the Territory, and all consents and authorizations from trial subjects that are necessary to permit use and disclosure of trial data to NANOMIX in accordance with this Agreement. The Licensees will keep records of all clinical testing activity in accordance with Section 2.7 and will report status and results on a regular basis during the trial, including without limitation, a final audited report for each clinical trial. Clinical trial procedures and documentation will follow quality guidelines sufficient to meet FDA and SFDA requirements.

Certain information in this document (indicated by “[***]”) has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

2.7 Records. Each Party shall maintain records of all work conducted by it under a Development Program and all results, data and developments made pursuant to its efforts thereunder, in each case in accordance with the practices it uses in its independent research activities, and maintained in independent laboratory notebooks. The other Parties shall have the right to review and copy such records at reasonable times to the extent necessary to exploit the rights granted to it under this Agreement. The aforementioned right to copy and review records is subject to the confidentiality and non-use obligations of Article 7. The obligations of this Section 2.7 shall survive for a period of three (3) years after completion of the applicable Development Program.

2.8 Regulatory Submissions. The Licensees shall have the sole responsibility and obligation to prepare and submit to the appropriate regulatory agencies all applications for approval to market the Products in the Field in the Territory and shall own all such applications and the approvals granted thereon (“Regulatory Filings”). NANOMIX will promptly provide to the Licensees any reasonably requested documentation and any reasonably requested support for regulatory filings, complaint handling, and the like, subject to the Licensees’ reimbursement of NANOMIX’s expenses associated with such assistance and/or copies of documentation. The Licensees hereby grant NANOMIX a right to reference relevant data within the Regulatory Filings for purposes of developing and commercializing Products outside the Field and the Territory. The Licensees each agree to provide the FDA (and any comparable regulatory body outside the United States) with written notice, on which NANOMIX is copied, that the Licensee grants NANOMIX such right to reference the Regulatory Filings.

2.9 Confidential Results. All results of any Development Program, including human clinical trials, are NANOMIX’s Confidential Information. Neither Licensee shall publish any such results except in accordance with Article 8 below.

ARTICLE 3
LICENSE GRANTS

3.1 Licenses to the Licensees. In consideration of the licensee fee and royalties as defined in Section 4 below and subject to the terms and conditions set forth herein, NANOMIX hereby grants:

(a)   an exclusive, non-transferrable license to RedPharm under the Licensed Technology to develop, make, have made, use, sell, offer to sell, distribute, appoint distributors, import and commercialize, Products solely for use in the Human Field in the Human Territory, with rights to sublicense or assign in accordance with Sections 3.3 and 3.4 below; and

(b)   an exclusive, non-transferable license to RedPharm (in the Human Territory) and to MTA2 (in that portion of the Veterinary Territory that is not also the Human Territory) under the Licensed Technology to develop, make, have made, use, sell, offer to sell, distribute, appoint distributors, import and commercialize, Products solely for use in the Veterinary Field, with rights to sublicense or assign in accordance with Sections 3.3 and 3.4 below.

Certain information in this document (indicated by “[***]”) has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

(c)   An exclusive, non-transferable license under the Licensed Technology to RedPharm to manufacture Elab Analyzers and Elab Cartridges in the People’s Republic of China for distribution within the Territory and/or for sale to NANOMIX as contemplated in Article 5 below.

3.2 Diligence Obligation; Modification of License. The Licensees agree to use commercially reasonable efforts to commercialize Products in each of the Human Field and the Veterinary Field. Without limiting the foregoing, the Licensees shall also achieve each of the following milestones (each, a “Diligence Milestone”):

(a)   Within one (1) year after the first approval by NANOMIX of a Product for use in human in vitro diagnostic testing in the Human Field outside the Human Territory, Licensees will obtain marketing approval of such Product for use in the Human Field from the SFDA or a comparable regulatory body within the Human Territory, and first commercially sell such Product for use in the Human Field in the Human Territory. In the event Licensees fails to meet this Diligence Milestone, NANOMIX shall have the right, effective upon written notice to Licensees, to convert the exclusive licenses granted under Section 3.1 to non-exclusive licenses, and NANOMIX shall have the right to distribute, appoint distributors and sell Products in the Territory. The one (1) year time frame is subject to extension for regulatory delays with mutual agreement of all Parties, which will not be unreasonably withheld or delayed.

(b)   Notwithstanding the Diligence Milestone in Section 3.2(a), in the event that RedPharm has not launched a Product in the Human Field in a country within the Human Territory within three (3) years after the first approval by NANOMIX of a product for use in human in vitro diagnostic testing in the Human Field outside the Human Territory, unless extended by mutual agreement, which will not be unreasonably withheld or delayed, the exclusive license granted under Section 3.1 (including, if applicable, the rights granted under Section 3.1(c)) shall automatically convert to a non-exclusive license in such country, and NANOMIX shall have the right to distribute, appoint distributors and sell Products in such country.

(c)   Within four (4) years after the Effective Date, Licensees will make a first commercial sale of a Product in the Veterinary Field. In the event Licensees fails to meet this Diligence Milestone with respect to the Veterinary Field, NANOMIX shall have the right to repurchase the licenses granted under Sections 3.1(b), only as to the Veterinary Field, and 3.1(c) at a price equal the prior two years of investment plus [***]%.

(d)   Within three (3) years after the Effective Date, unless extended by mutual agreement, which will not be unreasonably withheld or delayed, Licensees will establish sufficient manufacturing capacity of Elab Analyzers and Elab Cartridges in China to meet reasonable expected demand within the Territory. In the event Licensees fail to meet this Diligence Milestone, NANOMIX shall have the right, effective upon written notice to Licensees, to convert the exclusive license granted in Section 3.1(c) to a non-exclusive license and NANOMIX shall have the right to manufacture, have manufactured, distribute, appoint distributors and sell Products in China.

Certain information in this document (indicated by “[***]”) has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

3.3 Sublicensing. The Licensees may grant sublicenses to Licensed Technology within the scope of their respective licenses under this Agreement (a) in the Human Field in the Human Territory solely to its Affiliates and (b) in the Veterinary Field in the Veterinary Territory to (I) its Affiliates and/or (II) solely with NANOMIX’s prior written consent (not to be unreasonably withheld or delayed) to Third Parties; provided in each case ((a) and (b)) that Licensees may not grant a sublicense to a Person on the Consolidated Screening List. Any sublicense will (i) be subject and subordinate to the applicable terms and conditions of this Agreement; (ii) with respect to the Human Field, will reflect that any sublicensee will not further sublicense; (iii) will include warranty, indemnification and no challenge provisions similar to those contained herein; (iv) will including accounting and audit rights for the Licensees sufficient to fulfill their obligations to NANOMIX under this Agreement. In any event, the Licensees shall ensure that each of their Affiliates a:q.d Third Party sublicensees is bound by a written agreement containing provisions as protective of the Products, the NANOMIX Technology and NANOMIX as this Agreement; and the Licensees shall remain responsible to NANOMIX for all activities of their Affiliates and Third Party sublicensees hereunder to the same extent as if such activities had been undertaken by each Licensee itself. The Licensees will provide to NANOMIX a copy of each sublicense granted by the Licensees under the Licensed Technology to a Third Party promptly following the execution thereof, and any subsequent amendments thereto, each of which may be redacted to exclude the Licensees’ confidential information that is unrelated this Agreement.

3.4 Certain Permitted Assignments. In addition to the permitted sublicensing transactions contemplated by Section 3.3 above, (i) RedPharm may assign its rights under Sections 3.l(a) and (b) to MTA2, and (ii) MTA2 may assign its rights under Section 3.l(b) to RedPharm, in each case ((i) and (ii)) upon prior written notice to NANOMIX, without having to obtain the consent of NANOMIX.

3.5 Data Analytics. RedPharm/MTA2 will have the right to transfer data collected from the Elab Analyzers sold or used by the territory or its customers to a cloud server for the purpose of conducting data analytics, the entire costs of which shall be borne by RedPharm/MTA2. The data will be owned by RedPharm, but NANOMIX will have a non-exclusive license to use such data and the results of Licensees’ data analytics for its own research and development, at a royalty rate to be negotiated in its respective territories not licensed to RedPharm. The results of Licensees’ data analytics, if not otherwise jointly agreed by the applicable Parties, including in a Development Plan, will be subject to the exclusive ownership of MTA2 and RedPharm.

3.6 Trade Secret Information. NANOMIX also shall make available at no expense to the Licensees (and any permitted assignees or sublicensees) the Trade Secret Information only to the extent such information is required in, and solely for the purpose of, the manufacture or use of the Products in the Human Field in the Human Territory and in the Veterinary Field in the Veterinary Territory, subject to the confidentiality provisions of Article 7 hereof. To the extent that any such Trade Secret Information consists of parts or components, NANOMIX will make them available on such reasonable commercial terms as is or will be offered to other customers of NANOMIX.

Certain information in this document (indicated by “[***]”) has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

ARTICLE 4
CONSIDERATION

4.1 License Fees. In partial consideration for the licenses granted in Section 3.1, the Licensees shall pay NANOMIX non-refundable, non-creditable license fees (each, a “License Fee”) as follows:

(a)   $[***] due within 360 days after the Effective Date and the first year of sales where in the addressable market has reached a sales figure of $[***];

(b)   For the rights granted in Section 3.1(a):

(i) $[***] within one hundred eighty (180) days after a Licensee or its Affiliate receives the first regulatory approval of a Product in the Human Field; and has achieved cumulative Net Sales of $[***] in the Human Field in a potential market reasonably projected to generate at least $[***] in aggregate Net Sales.

(ii) $[***] within three hundred sixty (360) days after a Licensee or its Affiliate makes the first sale to a Third Party in the Human Field and has achieved sales of $[***] in the Human Territory in a potential market reasonably projected to generate at least $[***] in aggregate Net Sales.

(c)   For the rights granted in Section 3.l(b), $[***] within thirty (30) days after the Licensees, their Affiliates and Third Party sublicensees have collectively sold 25 Elab Analyzer units and fifty (50) Elab Cartridges in the Veterinary Field in the Territory. If a Licensee or its Affiliate sublicenses rights under Section 3.1(b), the Licensees shall pay NANOMIX 33% of any consideration received by Licensee(s) or its Affiliate(s) for such sublicense (other than royalty payments from the sublicensee for sales included within Net Sales and reimbursement payments for patent expenses and other reasonable out of pocket costs or sublicensee) (“Sublicense Fee Share”).·

(d)   For the rights granted in Section 3.1(c):

(i) $[***] on transfer of instrument documentation and successful manufacture of 25 Elab Analyzer units, and

(ii) $[***] (per Transferred Assay) on transfer of cartridge documentation and the successful manufacture of 25 Elab Cartridges.

The Licensees shall notify NANOMIX in writing no later than thirty (30) days after the first achievement of any of the above milestone events and shall pay the applicable License Fee within ninety (90) days after the respective achievement of such milestone.

4.2 Royalties. The Licensees will pay NANOMIX a royalty of [***]% on Net Sales of Products; provided, however that if a Licensee develops or funds the development of a Product in their territory that is sold in the Human Field and Human Territory or in the Veterinary Field, the royalty on that specific Product within the Human Field and Human Territory shall be [***]%. Notwithstanding the foregoing, the minimum royalty per single Elab Cartridge shall be $[***] and per Elab Analyzer shall be $[***].

Certain information in this document (indicated by “[***]”) has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

(a)   Royalty Term. The term of the Licensees’ royalty obligation under this Section 4.2 shall continue on a Product-by-Product and country-by-country basis until the later of (i) ten (10) years from the first commercial sale of a Product in a country, or (ii) the date of expiration of the last-to-expire Valid Claim which, but for the licenses granted in Section 3.1, would be infringed by such Product in the country in which such Product is manufactured or sold by the research, development, manufacture, use, importation, exportation, distribution, sale, or offer for sale of such Product.

(b)   Royalty Reports and Payments. Beginning in the first quarter following the initial sale of an Elab Analyzer or Elab Cartridge, within sixty (60) days after the end of each calendar quarter, each of the Licensees shall deliver to NANOMIX a report, prepared using GAAP and certified by such Licensee’s Chief Financial Officer, stating all details necessary to calculate all payments due under Sections 4.1 and 4.2, including information sufficient to calculate NANOMIX’s Sublicense Fee Share, units of Products sold in the Territory during such calendar quarter, gross sales of Product in the Territory, and Net Sales of Product in the Territory, each on a country-by-country and Product-by-Product basis. If no royalties and/or Sublicense Fee Share are owed, the Licensee(s) shall deliver a report to that effect. All such reports are the Confidential Information of the respective Licensee. Royalty payments shall be due and payable with the royalty report. Royalties on Net Sales shall first be calculated in the currency of the country in which the sales occur and the calculated amount shall then be converted into United States dollars using the buying rates of exchange of currencies quoted by Citibank (or its successors in interest) at the close of business on the last trading day of the quarter for which the royalty.is owed.

(c)   Payment of Taxes and Withholding. All amounts required to be paid to NANOMIX pursuant to this Article 4 shall be paid without deduction for withholding for or on account of any taxes or similar governmental charge imposed by a jurisdiction other than the United States (“Withholding Taxes”). In the event any such Withholding Taxes are levied on any, such payment, the Licensees shall be responsible for and shall pay such Withholding Taxes in a timely manner and provide NANOMIX a certificate evidencing payment of any such Withholding Taxes hereunder.

4.3 Audits. During the Term and for three (3) years thereafter, each Licensee shall, and shall cause its Affiliates and any of its sublicensees hereunder to, keep complete and accurate records pertaining to the sale or other disposition of Products in sufficient detail to permit NANOMIX to confirm the accuracy of royalties and other payments due pursuant to this Article 4. Upon the written request of NANOMIX anytime during the Term and for three (3) years thereafter, and not more than once in any calendar year and upon reasonable prior notice, each Licensee shall permit an independent certified public accounting firm selected by NANOMIX to have access during normal business hours to its records to verify the accuracy of the reports rendered under Section 4.2(b) at NANOMIX’s expense. If the audit determines that a Licensee has underpaid any amounts required under this Article 4, then such Licensee shall promptly pay the amount of the underpayment together with interest thereon calculated in the manner provided in Section 4.4. If the underpayment exceeds five percent (5%) of the amounts due for the period audited, then such Licensee shall pay for the expenses of the audit.

Certain information in this document (indicated by “[***]”) has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

4.4 Payments. All payments made under this Agreement shall be made in United States Dollars. For conversion of foreign currency to U.S. dollars, the conversion rate shall be the New York foreign exchange rate quoted in The Wall Street Journal on the day that the payment is due. Any amounts owed under this Agreement shall, if overdue·, bear interest at the rate of one percent (1%) per month, or the maximum interest rate permitted by applicable law, whichever is less.

ARTICLE 5
MANUFACTURING AND SUPPLY

5.1 Manufacturing by RedPharm. RedPharm’ s right to manufacture Elab Analyzers and Elab Cartridges in the territory for sale under the rights granted under this Agreement may be sublicensed to a single other Affiliate of RedPharm or of MTA2 or assigned to MTA2 (such sublicensee or assignee, the “Manufacturing Affiliate”). RedPharm and NANOMIX may mutually agree in writing to allow multiple Manufacturing Affiliates, such agreement by NANOMIX not to be unreasonably withheld or delayed. RedPharm and Manufacturing Affiliate shall be solely responsible for all regulatory approvals and permits required for the operation of the manufacture and export of Elab Analyzers and Elab Cartridges. RedPharm shall be further responsible for management and oversight of Manufacturing Affiliate in connection with the manufacturing and quality assurance of Elab Analyzers and Elab Cartridges to ensure that the Manufacturing Affiliate complies with FDA and SFDA standards and the terms of governmental approvals sought or obtained in the Territory.

5.2 Trade Secret Information. Licensees and their Affiliates shall not have the right to review, modify, use, or acquire any Trade Secret Information, except as provided in Section 3.6 hereof.

5.3 Software. All software for the Elab Analyzer, including version updates, shall be controlled by and issued by NANOMIX (“Elab Software”). The Licensees shall have the right to provide suggestions on or request modifications to Elab Software (“Feedback”); provided however, that NANOMIX shall own all right, title and interest to the Feedback, subject only to a non-exclusive, fully paid and royalty free license to the Licensees for such Feedback for the duration of this Agreement. NANOMIX shall use reasonable efforts to incorporate modifications requested by the Licensees in new software releases.

5.4 Localization. The Licensees will be responsible for localization of Products including the user interface software, instructions for use, operating manuals, package inserts, and other documentation for countries within the Territory.

Certain information in this document (indicated by “[***]”) has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

5.5 Customer Support. The Licensees will be responsible for customer support in the Territory.

5.6 Quality Agreement. NANOMIX and RedPharm or Manufacturing Affiliate (as applicable) shall enter into a Quality Agreement prior to the initiation of production of any Product by RedPharm or Manufacturing Affiliate. RedPharm shall, and shall cause Manufacturing Affiliate to, comply with the Quality Agreement requirements in its performance of this Agreement and shall also comply with applicable law, applicable standards of the International Standards Organization (ISO) and all other quality standards required in production of Products.

5.7 Nanomix Support for Initiation of Production in the Territory. NANOMIX shall provide reasonable technical support services and, as necessary, will coordinate technical support from its suppliers as requested by RedPharm and Manufacturing Affiliate to aid in the transfer and startup of Elab Analyzer and Elab Cartridge production in the People’s Republic of China. Such services will be provided on a time and materials billing arrangement at NANOMIX’s normal hourly billing rates and materials billing practices, including without limitation reimbursement for the cost of any supplier services and materials.

5.8 Nanomix Option to Purchase Products. NANOMIX shall have the option to purchase a portion or all of its Product needs from RedPharm and Manufacturing Affiliate.

(a)   Orders and Forecast. Starting at least three (3) months prior to the first anticipated delivery date of Product, NANOMIX shall submit to RedPharm or Manufacturing Affiliate a 12-month forecast covering its anticipated purchases of Products, the first three months (months 1-3) of which will be binding, the second three-month period (months 4-6) of which may be adjusted by up to 25% of the amount forecasted for such three-month period, and the last six-month period (months 7-12) of which is non-binding. If RedPharm or Manufacturing Affiliate is unable to meet the binding portions of such forecast, RedPharm or Manufacturing Affiliate shall promptly notify NANOMIX in writing. NANOMIX will update such forecast no less than thirty (30) days prior to the start of the next calendar quarter on a rolling basis. NANOMIX may place orders for the Products from time to time but at least three (3) months prior to the required date of shipment. In the event that NANOMIX places an order for Product less than three (3) months prior to the required date of shipment, RedPharm shall use commercially reasonable efforts to supply such Product by the required date of shipment.

(b)   Pricing. Products purchased by NANOMIX from RedPharm or Manufacturing Affiliate shall be priced at Manufacturing Cost plus 25%.

(c)   Allocation of Production. RedPharm shall satisfy orders submitted by NANOMIX to the extent consistent with the binding portion of the most recent forecast provided under Section 5.6(a). If RedPharm anticipates that it will not be able to deliver ordered Products when due, RedPharm shall give NANOMIX orders equal priority with respect to allocating capacity for manufacture and delivery of Product as the highest priority order of RedPharm’s other customers.

Certain information in this document (indicated by “[***]”) has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

(d)   Shipping. All Products shall be shipped FOB (Incoterms 2010) manufacturer’s site on a carrier selected by the manufacturer and reasonably acceptable to NANOMIX. NANOMIX is responsible for all import, export or other similar taxes.

(e)   Payment Terms. RedPharm shall invoice NANOMIX for each order upon shipment of such order to NANOMIX. Payments will be due Net thirty (30) days after invoice.

5.9 Manufacturing Facilities. RedPharm’s and Manufacturing Affiliate’s, as applicable, manufacturing facilities shall implement and operate with quality systems that meet ISO requirements, include detailed production documentation, batch records, and documented lot release records. The manufacturing facilities shall be approved by the FDA and SFDA and shall be subject to audit and inspection, without notice, by NANOMIX or its designee.

5.10 RedPharm Option to Purchase Products from NANOMIX for Commercial Resale. Prior to RedPharm’ s establishment of sufficient manufacturing capacity to support its sales in the Territory, RedPharm shall have the option to purchase Elab Analyzers and Elab Cartridges for commercial resale in the Territory. RedPharm may also purchase from NANOMIX components of Elab Analyzers and Elab Cartridges, including without limitation software for Elab Analyzers, that RedPharm is unable to manufacture without access to the Trade Secret Information, pursuant to the provisions of Section 3.6 hereof.

(a)   Orders and Forecast. Starting at least three (3) months prior to the first anticipated delivery date of Product (including components as set forth above), the RedPharm shall submit to NANOMIX a 12-month forecast covering its anticipated purchases of Products, the first three months (months 1-3) of which will be binding, the second three-month period (months 4-6) of which may be adjusted by up to 25% of the amount forecasted for such three-month period, and the last six-month period (months 7-12) of which is non-binding. If NANOMIX is unable to meet the binding portions of such forecast, NANOMIX shall promptly notify RedPharm in writing. RedPharm will update such forecast no less than thirty (30) days prior to the start of the next calendar quarter on a rolling basis. RedPharm may place orders for the Products from time to time but at least three (3) months prior to the required date of shipment. In the event that RedPharm places an order for Product less than three (3) months prior to the required date of shipment, NANOMIX shall use commercially reasonable efforts to supply such Product by the required date of shipment.

(b)   Pricing. Products purchased by RedPharm from NANOMIX shall be priced at Manufacturing Cost plus [***]%. For clarity, Products purchased under this Section 5.8 for_ a Licensee’s (or an Affiliate’s) own end-use will not be included in Net Sales and will not be subject to royalty payments. In contrast, sales of Products by a Licensee to a Third Party will be included in Net Sales and will be subject to royalty payments.

(c)   Allocation of Production. NANOMIX shall satisfy orders submitted by RedPharm to the extent consistent with the binding portion of the most recent forecast provided under Section 5.6(a). If NANOMIX anticipates that it will not be able to deliver ordered Products when due, NANOMIX shall give RedPharm’s orders equal priority with respect to allocating capacity for manufacture and delivery of Product as the highest priority order of NANOMIX’s other customers.

Certain information in this document (indicated by “[***]”) has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

(d)   Shipping. All Products shall be shipped FOB (Incoterms 2010) manufacturer’s site. RedPharm is responsible for all import, export or other similar taxes.

(e)   Payment Terms. NANOMIX shall invoice RedPharm for each order upon shipment of such order to RedPharm. Payments will be due Net thirty (30) days after invoice.

ARTICLE 6
INTELLECTUAL PROPERTY

6.1 Ownership of Background Technology. Each Party shall retain ownership and/or Control, as the case may be, over its Background Technology. Each Party shall have the right, at its option and expense, to prepare, file and prosecute (including without limitation in administrative proceedings, such as oppositions and interferences) in its own name any patent applications with respect to such Background Technology and to maintain any patents issued thereon.

6.2 Ownership of Development Program Technology. Except as otherwise set forth herein, ownership of Development Program Technology (whether or not patentable) shall be determined in accordance with United States laws of inventorship. The sole owner (the “Owner”) of any patentable Development Program Technology (an “Invention”) shall have the right, at its option and expense, to prepare, file and prosecute patent applications (including any proceedings relating to reissues, reexaminations, protests, interferences and requests for patent extensions or supplementary protection certificates) in its own name with respect to any Invention solely owned by it and to maintain any patents issued thereon. In connection therewith, the non-Owner Parties agree to cooperate with the Owner at the Owner’s expense in the preparation and prosecution of all such patent applications. The obligations set forth in this Section 6.2 shall survive the expiration or termination of this Agreement. NANOMIX, on the one hand, and the Licensees, on the other, each hereby grants to the other a fully paid up, royalty-free, co-exclusive, irrevocable, perpetual license, with the right to grant and authorize sublicenses, to Development Program Technology owned by such Party(ies) for any purpose; provided that, during the Term, such rights to Development Program Technology are limited to (with respect to Licensees) and subject to (with respect to NANOMIX) Licensees’ respective exclusive rights under this Agreement within the Field in the Territory.

6.3 Joint Inventions. If not deemed to be solely owned under applicable United States laws of inventorship, as provided in Section 6.2 above, all other Development Program Technology will be jointly owned by NANOMIX and the Licensees that are party to the applicable Development Plan (unless otherwise agreed in such Development Plan); provided, however that NANOMIX will have the rights and responsibilities of the Owner as described in this Article 6 with respect to the preparation, filing, prosecution and maintenance of patent applications in the name of all owners for any such jointly owned Inventions (“Joint Inventions”), and the applicable Licensees shall have the rights and responsibilities of a non-Owner therein except as expressly provided in this Agreement. Each Party shall have the unrestricted right (only in the Territory, as to the Licensees and only in the Excluded Territory, as to NANOMIX) to use, make, have made, sell, license, sublicense (including the right to grant and authorize sublicenses), or otherwise exploit any Joint Inventions co-owned by such Party without the consent of and without accounting to the other Party(ies); provided that, during the Term, such rights are limited to (with respect to Licensees) and subject to (with respect to NANOMIX) Licensees’ exclusive rights under this Agreement within the Field in the Territory. Unless otherwise agreed in the applicable Development Plan, the Licensees shall have the obligation to pay 50% of the out-of-pocket expenses incurred by NANOMIX in connection with the preparation, filing, prosecution and maintenance of patent applications that claim Joint Inventions except in the circumstance where the Licensees give NANOMIX prior notice disclaiming all rights, title and interest therein, upon which notice such Inventions shall cease to be Joint Inventions and NANOMIX shall be the sole Owner of such Inventions. As used in the preceding sentence “out-of-pocket expenses” means direct costs, excluding internal labor costs and overhead.

Certain information in this document (indicated by “[***]”) has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

6.4 NANOMIX License to Improvements. The Licensees hereby grant to NANOMIX a worldwide, perpetual, irrevocable, non-exclusive, royalty-free license in the Excluded Territory (with the right to grant sublicenses) under any Improvements developed, conceived or reduced to practice by the Licensees and their Affiliates (individually or jointly) after the Effective Date to make, have made, use, sell, offer for sale and import Products. As used herein, “Improvements” means (a) any modifications or improvements to the NANOMIX Technology, including hardware and software, form factor, cartridge, Biosensor, and other aspects of Products, and all intellectual property rights therein and (b) all Technology made using NANOMIX’s Confidential Information.

ARTICLE 7
CONFIDENTIALITY

7.1 Confidential Information. Except as expressly provided in this Agreement, the Parties agree that the receiving Party shall not publish or otherwise disclose and shall not use for any purpose any information furnished to it (directly or indirectly) by another Party hereto pursuant to this Agreement (collectively, “Confidential Information”). Confidential Information of a Party expressly includes (a) all Technology of such Party and (b) all other information and data supplied by such Party under this Agreement, that if disclosed in writing is marked “Confidential,” or if disclosed in a non-tangible way is characterized as confidential at the time of disclosure and confirmed in writing as confidential within a reasonable time period (not to exceed thirty (30) days) after disclosure. Notwithstanding the foregoing, Confidential Information shall not include information that, in each case as demonstrated by written documentation:

(a)   was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure, as shown by the receiving Party’s contemporaneous written files;

(b)   was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;·

Certain information in this document (indicated by “[***]”) has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

(c)   became generally available to the public or otherwise part of the public domain after its disclosure to the receiving Party, and other than through any wrongful act or omission of any Party;

(d)   was subsequently lawfully disclosed without an accompanying duty of confidentiality to the receiving Party by a Person other than the disclosing Party; or

(e)   is independently developed by the receiving Party without use of or reference to any information or materials disclosed by the disclosing Party, as shown by the receiving Party’s contemporaneous written records.

7.2 Permitted Disclosures. Notwithstanding the provisions of Section 7.1 above and subject to Sections 7.3 and 7.4 below, each receiving Party may use and disclose the disclosing Party’s Confidential Information to its and its Affiliates’ employees, consultants, outside contractors professional advisors and others, on a need-to-know basis, provided that such that such Persons are bound in writing by obligations of non-use and confidentiality at least as protective of the disclosing Party as the terms of this Agreement. Each Party may disclose the disclosing Party’s Confidential Information to the extent required by applicable law or judicial order, provided that, where practicable, such Party shall give the disclosing Party prior written notice thereof to the extent it is permitted to do so and shall provide reasonable assistance to the disclosing Party in its efforts to object to any such disclosure or to secure confidential treatment thereof, and any information so disclosed shall maintain its confidentiality protection for all purposes other than such legally compelled disclosure.

7.3 Publicity; Confidential Terms. All publicity, press releases and other announcements relating to this Agreement shall be reviewed in advance by, and shall be subject to the approval of, all Parties; provided, however, that any Party may (a) publicize the existence and general subject matter of this Agreement without the other Parties’ approval, (b) make such disclosures required of it to comply with regulatory requirement or applicable securities laws; and (c) disclose the terms of this Agreement to such Party’s advisors (including attorneys, accountants, lenders and investment bankers), actual or potential business partners, acquirers or investors on a need-to-know basis, but only in each case under appropriate confidentiality and non-use obligations.

7.4 Return of Confidential Information. Upon the expiration or termination of this Agreement, the receiving Party shall promptly, at the disclosing Party’s election, return to the disclosing Party or destroy, at no cost to the disclosing Party, all Confidential Information of the disclosing Party.

7.5 Survival. The obligations set forth in this Article 7 shall survive the Term of this Agreement for a period of ten (10) years thereafter, except with respect to Confidential Information of a disclosing Party that constitutes a trade secret under applicable law, in which case, such obligations of the receiving Party shall continue until such Confidential Information becomes publicly known or made generally available through no action or inaction of the receiving Party.

Certain information in this document (indicated by “[***]”) has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

ARTICLE 8
PUBLICATION

Except for NANOMIX’s right to file patent applications as set forth in Sections 6.2 and 6.3, prior to any public disclosure of the results of any Development Program, including any human clinical trial under this Agreement, the side proposing disclosure (Licensees on the one hand and NANOMIX on the other) shall send the side a written copy of the proposed public disclosure, including scientific manuscripts and disclosures at research seminars, lectures and professional meetings, and shall allow the other side sixty (60) days from the date of receipt in which to determine whether the information to be disclosed contains subject matter for which the reviewing side intends to seek patent protection in accordance with Article 6 hereof, or otherwise contains Confidential Information of the reviewing side. The reviewing side shall provide in writing any comments to the publishing side or identify any of such non-disclosing side’s Confidential Information to be deleted from the proposed disclosure within such sixty (60) day review period. If no written response from the reviewing side is received during the review period, the side proposing disclosure shall be free to proceed with the disclosure. Upon the non- disclosing side’s reasonable request, the disclosing side shall delay public disclosure for an additional period not to exceed six (6) months from the date of receipt of the proposed publication by the non-publishing side to permit the non-publishing side to prepare and file patent application(s) or otherwise seek proprietary protection of its intellectual property rights to the subject matter disclosed in any such proposed disclosure. The side proposing disclosure shall thereafter be free to publish or disclose the information previously submitted for review by the other side. In no event may any publication or other disclosure contain a Party’s Confidential Information without such Party’s prior written consent.

ARTICLE 9
REPRESENTATIONS AND WARRANTIES

9.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Parties as of the Effective Date as follows:

(a)   Corporate Existence. Such Party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated.

(b)   Authorization and Enforcement of Obligations. Such Party (a) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms.

(c)   No Conflict. The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or any of the terms of its certificate of incorporation or by-laws, and (b) do not and shall not conflict with, violate or breach or constitute a default or require any consent under any contractual obligation of such Party to any Third Party, which conflict, violation, breach, default, or requirement for consent would adversely affect such Party’s performance, or the other Party’s rights or performance, under this Agreement.

Certain information in this document (indicated by “[***]”) has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

(d)   Intellectual Property. Such Party has the full power and authority to grant the licenses granted by such Party herein. Such Party’s personnel are contractually obligated to assign to such Party all right, title and interest in and to any Inventions and other Technology developed under this Agreement.

(e)   Debarment. Such Party and its Affiliates have not employed any Person that (i) has been debarred under Article 306 of the FDCA, 21 U.S.C. §335a(a) or (b), or any equivalent foreign or local law, rule or regulation, and neither appears on the United States Food and Drug debarment list; (ii) has committed any crime or conduct that could result in such debarment or exclusion from any governmental healthcare program. To such Party’s knowledge, no investigations, claims or proceedings with respect to any such crimes or conduct are pending or threatened against it, its Affiliates, or its or their employees, contractors or service providers. Such Party shall promptly notify the other Parties if it or any such Person becomes debarred or proceedings have been initiated against them with respect to debarment, whether such debarment or initiation of proceedings occurs during or after the term of this Agreement.

9.2 NANOMIX’s Representations and Warranties. NANOMIX hereby represents and warrants as follows:

(a)   NANOMIX owns all right, title and interest in and to, or otherwise Controls to the extent necessary to grant the licenses specified in Article 3 of this Agreement, all NANOMIX Patent Rights and NANOMIX Technology.

(b)   NANOMIX has not granted, and will not grant during the Term, rights to any Third Party under the Licensed Technology that conflict with the rights granted to the Licensees hereunder.

(c)   NANOMIX has not received any written notice of any threatened claims or litigation seeking to invalidate or otherwise challenge the NANOMIX Patent Rights or NANOMIX’ s rights therein.

(d)   To NANOMIX’s knowledge, the manufacture, use or sale of the Elab Analyzer, the Elab Cartridges or the Products do not infringe any Third Party valid patent.

(e)   To NANOMIX’s knowledge, none of the NANOMIX Patent Rights are subject to any pending re-examination, opposition, interference or litigation proceedings.

Certain information in this document (indicated by “[***]”) has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

9.3 Licensees’ Representations and Warranties. The Licensees hereby represents and warrants as follows:

(a)   Neither Licensee will conduct a clinical trial of Products in humans without the prior written approval of NANOMIX, which approval will not be unreasonably withheld or delayed.

(b)   Each Licensee will perform all its obligations under this Agreement in compliance with all applicable laws.

(c)   In the performance of its obligations under this Agreement, each Licensee will not act in any fashion or take any action which will render NANOMIX liable for a violation of the U.S. Foreign Corrupt Practices Act (“FCPA”), which prohibits the offering, giving or promising to offer or give, directly or indirectly, money or anything of value to any official of a government, political party or instrumentality thereof in order to assist a Licensee or NANOMIX in obtaining or retaining business. NANOMIX shall have the right to immediately terminate this Agreement should a Licensee take any action which would render NANOMIX liable for a violation of the FCPA.

(d)   Licensees and its Affiliates have not received, and will not accept funding from anyone on the Consolidated Screening List, and Licensees will not sublicense or assign this Agreement or any of their rights or obligations hereunder to any entity on the Consolidated Screening List.

9.4 DISCLAIMER OF WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NO PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. IN PARTICULAR, NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE, OR WARRANTY GIVEN BY ANY PARTY (A) THAT ANY PATENT WILL ISSUE BASED UPON ANY PENDING PATENT APPLICATION WITHIN THE NANOMIX PATENT RIGHTS (B) THAT ANY PATENT WITHIN THE NANOMIX PATENT RIGHTS WHICH ISSUES WILL BE VALID, OR (C) THAT THE USE OF ANY LICENSE GRANTED HEREUNDER OR THE USE OF ANY TECHNOLOGY OF SUCH PARTY WILL NOT INFRINGE THE INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY. THE LICENSEES AND NANOMIX EACH SPECIFICALLY DISCLAIM THAT THE DEVELOPMENT PROGRAM WILL BE SUCCESSFUL, IN WHOLE OR IN PART, OR THAT ANY CLINICAL OR OTHER STUDIES UNDERTAKEN BY IT WILL BE SUCCESSFUL.

Certain information in this document (indicated by “[***]”) has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

ARTICLE 10
INDEMNIFICATION

10.1 By the Licensees. The Licensees shall defend, indemnify and hold harmless NANOMIX and its Affiliates, and each of their directors, officers, employees and agents (the “NANOMIX Indemnitees”), from and against all losses, liabilities, damages and expenses, including reasonable attorneys’ fees and costs (collectively, “Liabilities”), resulting from any claims, demands, actions or other proceedings·(including for personal injury, death or disability) by any third party (“Claims”) to the extent resulting from: (a) any breach of a representation or warranty of a Licensee set forth in Article 9; (b) product liability directly resulting from the development, manufacture, handling, storage, marketing, sale or other disposition, offer to sell, use, importation, or expo1iation of a Product by or under the authority of a Licensee; (c) the violation of any law by a Licensee, its Affiliates, employees, agents, service providers or sublicensees; or (d) the gross negligence or willful misconduct of a Licensee, its Affiliates, employees, agents, service providers or sublicensees. The Licensees’ indemnification obligations shall not include Liabilities or Claims to the extent resulting from (i) the gross negligence or willful misconduct of any NANOMIX Indemnitee, or (ii) any breach of this Agreement by any NANOMIX Indemnitee.

10.2 By NANOMIX. NANOMIX shall defend, indemnify and hold harmless the Licensees and their Affiliates, and each of their directors, officers, employees and agents (the “Licensee Indemnitees”), from and against all Liabilities resulting from any Claims to the extent resulting from: (a) any breach of a representation or warranty of NANOMIX set forth in Article 9; (b) product liability directly resulting from any Elab Analyzers, Elab Cartridges or other diagnostic products or components supplied by NANOMIX to the Licensees pursuant to Sections 2.4 or 3.6 hereof, (c) the violation of any law by NANOMIX, its Affiliates, employees, or agents in connection with the performance of the Development Program or any of its obligations under this Agreement; or (d) the gross negligence or willful misconduct of NANOMIX, its Affiliates, employees, or agents. NANOMIX’s indemnification obligations shall not include Liabilities or Claims to the extent resulting from (i) the gross negligence or willful misconduct of any Licensee Indemnitee, or (ii) any breach of this Agreement by any Licensee Indemnitee.

10.3 Conduct of Claims.

(a)   Notice and Right to Participate. A Party seeking indemnification for a Claim on behalf of itself or its directors, officers, employees or agents (the “Indemnitee”) shall (a) promptly notify an indemnifying Party (the “Indemnitor”) in writing of such Claim, (b) give the Indemnitor the right to participate in, and, to the extent the Indemnitor so desires, to assume the defense and settlement thereof, and (c) fully cooperate with the Indemnitor and its legal representatives, at the Indemnitor’ s expense, in the investigation, defense and settlement of such Claim. An Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitee. In no event shall the Indemnitor be liable for any Liabilities to the extent resulting from any delay by the Indemnitee in providing written notice pursuant to the first sentence of this Section 10.3.

(b)   Settlement. With respect to all Liabilities in connection with Claims, where the Indemnitor has assumed the defense of the Claim in accordance with Section 10.3(a), the Indemnitor shall have sole authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Claim provided it obtains the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld or delayed) if such Claim could have adverse effect on the Indemnitee. The Indemnitor shall not be liable for any settlement or other disposition of a Claim by an Indemnitee that is reached without the written consent of the Indemnitor. Regardless of whether the Indemnitor chooses to defend or prosecute any Claim, no Indemnitee shall admit any liability with respect to, or settle, compromise or discharge, any Claim without the prior written consent of the Indemnitor, not to be unreasonably withheld or delayed.

Certain information in this document (indicated by “[***]”) has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

10.4 Insurance. Each of the Licensees and NANOMIX agrees to maintain general liability insurance and accordingly shall, within sixty (60) days of the Effective Date and thereafter during the term of this Agreement, maintain adequate insurance or self-insurance programs for liability insurance adequately covering such Party’s obligations under this Agreement, and in no event coverage of less than $[***] per-incident and $[***] annual aggregate. Within ten (10) days following written request from the other Party, a Party shall furnish to the other Party a certificate of insurance or other reasonably satisfactory documentation evidencing such coverage as of the date.

ARTICLE 11
TERM AND TERMINATION

11.1 Term. Unless terminated earlier by mutual agreement of the Parties or as provided in this Article 11, this Agreement shall expire upon the expiration of the last to expire of all obligations to pay royalties hereunder as provided in Section 4.2 (the “Term”).

11.2 Termination for Material Breach; Termination for Insolvency.

(a)   NANOMIX has the right to terminate this Agreement in the case of a material breach thereof by a Licensee and Licensees have the right to collectively terminate this Agreement in the case ·of a material breach thereof by NANOMIX; provided, that such terminating Party(ies) provides written notice of the breach, which notice shall describe the nature of the breach and the intention to terminate, and such breach is not cured within sixty (60) days (or, in the case of breach of a payment obligation, thirty (30) days) after such notice.

(b)   NANOMIX has the right to terminate this Agreement effective immediately upon written notice in the event a Licensee, and Licensees have the right to collectively terminate this Agreement effective immediately in the event NANOMIX, files a voluntary petition in bankruptcy, is adjudicated as bankrupt, makes a general assignment for the benefit of creditors, states in writing that it is insolvent or fails to discharge within sixty (60) days an involuntary petition in bankruptcy filed against it. The licenses granted pursuant to this Agreement shall be deemed to be licenses of “Intellectual Property” for purposes of Section 365(n) of the U.S. Bankruptcy Code.

11.3 Termination by NANOMIX. NANOMIX shall have the right by giving written notice to terminate this Agreement immediately in the event that a Licensee, its Affiliate or its sublicensee commences any court action to invalidate any NANOMIX Patent Right. In the event of any termination pursuant to this Section 11.3, all licenses granted by NANOMIX hereunder shall terminate.

11.4 Termination by the Licensees. The Licensees shall have the right to collectively terminate this Agreement in its entirety at any time by together giving six (6) months’ prior notice to NANOMIX. Such termination will not relieve the Licensees of their responsibility to fulfill their obligations relative to payments that were earned by NANOMIX prior to the effective date of the termination.

Certain information in this document (indicated by “[***]”) has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

11.5 Effects of Termination.

(a)   Upon expiration or termination of this Agreement for any reason, each Party shall promptly, at the applicable other Party’s election, return to the other Party or destroy, at no cost to the other Party, all Confidential Information of the other Party.

(b)   Upon termination of the Licensees’ rights under this Agreement for any reason other than a termination by the Licensees under Section 11.2(a) for NANOMIX’s material breach, this Section 11.5 shall apply.

(i) Development. In the event there are any ongoing human clinical trials of any Product in the Territory, at NANOMIX’s request, the Licensees agree to promptly transition such clinical trials to NANOMIX (or its designee) and/or to complete clinical trials or any portion thereof, to the extent so requested by NANOMIX, for a period requested by NANOMIX up to a maximum of six (6) months after the effective date of such termination. The Licensees shall continue to conduct any such clinical trials to be completed by a Licensee pursuant to this Section 11.5(b) in accordance with the terms and conditions of this Agreement, including Section 2.6.

(ii) Assignment of MAA and Regulatory Approvals. Each Licensee shall assign, or cause to be assigned, to NANOMIX or its designee (or if not so assignable, such Licensee shall take, or cause to be taken, all reasonable actions to make available to NANOMIX or its designee the benefits of) all regulatory filings and registrations (including INDs, MAAs and other regulatory approvals) for Products in the Territory, including any such regulatory filings and registrations made or owned by the Licensees’ Affiliates and/or others under authority of the Licensees. In each case, unless otherwise required by any applicable laws, the foregoing assignment (or availability) shall be made within thirty (30) days after the effective date of any such termination of this Agreement. In addition, the Licensees shall promptly provide to NANOMIX a copy of all Technology generated by the Licensees, their Affiliates and Third Party sublicensees hereunder (other than the Data Analytics referred to in Section 3.5), and NANOMIX shall have the right to use and disclose (and to authorize others to use and disclose) all such information (other than such Data Analytics) for any purpose following termination of this Agreement.

(iii) Transition. Without limiting the other provisions of this Section 11.4, each Licensee shall use commercially reasonable efforts to cooperate with NANOMIX and/or its designee to effect a smooth and orderly transition in the development, commercialization and marketing of the Product in the Territory. The Licensees shall, upon written request from NANOMIX, provide NANOMIX copies of customer lists, customer data and other customer information relating to Product in the Territory (except as prevented by the applicable laws relating to the protection of personal information), which NANOMIX shall have the right to use and disclose for any purpose after termination of this Agreement.

Certain information in this document (indicated by “[***]”) has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

(iv) Sublicensees. Notwithstanding the foregoing, all contracts with Third Party sublicensees of the Product in the Territory engaged by a Licensee initially shall remain in full force and effect. Such sublicensees will be notified by the Licensees and/or NANOMIX of the termination of this Agreement, and will be offered the opportunity for a period of 60 days to elect to enter into a license agreement directly with NANOMIX providing for substantially equivalent financial arrangements as are provided in the existing sublicenses. If any such sublicensee declines to enter into a direct license agreement with NANOMIX within such 60 day period or otherwise fails to respond, its sublicense shall terminate. In the event of the termination of any sublicense, each Licensee shall ensure that its Affiliates and such sublicensees shall transition Products back to NANOMIX in the manner set forth in Section 11.5(b) as if such Affiliate or sublicensee were named herein.

11.6 Survival. No termination or expiration of this Agreement shall affect or extinguish any obligation accruing before the expiration or termination of this Agreement. Articles 1, 6, 7, 8, 9 and 12 and Sections 2.1-2.6 (to the extent a Development Plan survives), 2.7, 2.8 (solely with respect to the right to reference Regulatory Filings), 2.9, 3.5, 4.3, 5.2, 5.3, 10.1-10.3, 11.5 and 11.6 shall survive any termination or expiration of this Agreement.

ARTICLE 12
MISCELLANEOUS

12.1 Performance by Affiliates. Each Party may discharge any obligations and exercise any rights hereunder through any of its Affiliates without the others’ consent, provided that each Party shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the nonbreaching Party(ies) may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

12.2 Export Laws. Notwithstanding anything to the contrary contained herein, all obligations of the Parties are subject to prior compliance with the export regulations of the United States and any other relevant country and such other laws and regulations in effect in the United States and/or any other relevant country as may be applicable, and to obtaining all necessary approvals required by the applicable agencies of the governments of the United States and any other relevant countries. The Parties shall cooperate with each other and shall provide assistance to the other as reasonably necessary to obtain any required approvals.

12.3 Independent Parties. The relationship of the Licensees, on the one hand, and NANOMIX, on the other hand, established by this Agreement is that of independent contractors and nothing contained in this Agreement is intended to establish a joint venture, partnership or other fiduciary relationship between Licensees and NANOMIX. No Party is an employee, agent or other legal representative of any other Party for any purpose. No Party shall have any authority under this Agreement to enter into any contracts in the name or on behalf of any other Party, nor shall either Party hold itself out as having such authority; provided, however that any act by, or with respect to, a Licensee shall be deemed to be an act by, or with respect to, both Licensees for the purposes of this Agreement.

Certain information in this document (indicated by “[***]”) has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

12.4 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

12.5 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without reference to its conflicts of law provisions. The United Nations Convention on the Sale of Goods shall not apply to this Agreement.

12.6 Severability. In the event any provision of this Agreement is held to be invalid or unenforceable, the otherwise valid or enforceable portion thereof and the remaining provisions of this Agreement will remain in full force and effect. The Parties shall negotiate in good faith a valid and enforceable substitute provision to replace any invalid or unenforceable provision that most nearly reflects the original objectives contemplated by the Parties when entering this Agreement.

12.7 Waiver. Any term of this Agreement may be waived only by a written instrument executed by a duly authorized representative of the Party waiving compliance. The waiver by either Party hereto of any condition or term hereunder shall not be deemed a further or continuing waiver of the same or any other condition or term hereunder.

12.8 Disputes. In the event of any dispute or claim arising out of or in connection with this Agreement, or the performance, breach or termination thereof, either NANOMIX or the Licensees may, by written notice to the Licensees or NANOMIX, respectively, have such dispute referred to the Chief Executive Officers (or equivalent) of NANOMIX and of one of the Licensees, for attempted resolution by good faith negotiations. If the Parties are unable to resolve such dispute within thirty (30) days following such written notice, or if either Licensees or NANOMIX concludes that the matter will not be so resolved, either Licensees or NANOMIX may, by written notice to the other; require that such dispute shall be finally settled by binding arbitration by the Judicial Arbitration and Mediation Development Services, Inc. (“JAMS”) under its rules of arbitration, by one (1) arbitrator appointed in accordance with said rules. The decision and/or award rendered by the arbitrator(s) shall be written, final and non-appealable, and judgment on such decision and/or award may be entered in any court of competent jurisdiction. The arbitral proceedings and all pleadings and evidence shall be in the English language. The arbitration shall take place in San Francisco, California. The costs of any arbitration, including administrative fees and fees of the arbitrator(s), shall be shared equally by the Parties to the dispute, unless otherwise determined by the arbitrator(s). Each Party shall bear the cost of its own attorneys’ and expert fees. The Parties agree that, any provision of applicable law notwithstanding, they will not request, and the arbitrator shall have no authority to award, punitive or exemplary damages against any Party. Notwithstanding anything to the contrary in this Section 12.8, each Party shall have the right to apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction or other similar interim or conservatory relief, as necessary to protect the rights or property of such Party, pending the outcome of such dispute. Nothing in the preceding sentence shall be interpreted as limiting the powers of the arbitrator with respect to any dispute subject to arbitration under this Agreement.

Certain information in this document (indicated by “[***]”) has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

12.9 Entire Agreement. This Agreement and the exhibits attached hereto constitute the entire, final, complete and exclusive agreement between the Parties and supersede all previous and contemporaneous agreements or representations, written or oral, with respect to the subject matter of this Agreement. This Agreement may not be modified or amended except upon mutual agreement of the Parties in writing signed by a duly authorized representative of each of the Licensees and NANOMIX.

12.10 Assignability; Binding on Successors. Except as otherwise provided herein, neither this Agreement nor any of the rights hereunder may be assigned by (a) NANOMIX except upon the prior written consent of a Licensee, except that NANOMIX may assign this Agreement without a Licensee’s consent to its Affiliate or to a Third Party that acquires all or substantially all of the business or assets of NANOMIX to which this Agreement relates, whether by acquisition, merger, corporate reorganization, asset sale or otherwise; or (b) either Licensee except upon the prior written consent of NANOMIX, except that (I) either Licensee may assign this Agreement without NANOMIX’s consent to a Licensee’s Affiliate, and (II) the Licensees may together assign this Agreement to a single Third Party that acquires all or substantially all of Licensees’ business or assets to which this Agreement relates; provided in each case ((I) and (II)), that neither Licensee may assign this Agreement to a Person on the Consolidated Screening List. This Agreement shall be binding upon, and inure to the benefit of the permitted successors and assigns of the Parties hereto. Any assignment of this Agreement in contravention of this Section 12.10 shall be null and void.

12.11 Force Majeure. No Party shall be held liable or responsible to another Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent such failure or delay is results from causes beyond the reasonable control of the affected Party, including but not limited to fire, floods, embargoes, acts of war (whether war be declared or not) or terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other Party, (each, a “Force Majeure Event”), provided that the Party experiencing the failure or delay promptly notifies the other Parties of the failure or delay; the nature thereof and the extent to which the affected Party will be unable to fulfill its obligations hereunder and use its best efforts to avoid or remove such causes of non-performance and shall continue performance hereunder with the utmost dispatch whenever such causes are removed. If as a result of a Force Majeure Event, a Party is unable to fully perform its obligations hereunder for any consecutive period of 180 days, the Licensees (if the non-performing Party is NANOMIX) or NANOMIX (if the non-performing Party is a Licensee) shall have the right to terminate this Agreement upon providing written notice to the non-performing Party, and no Party shall be liable to the other Parties for such termination.

Certain information in this document (indicated by “[***]”) has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

12.12 Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties hereto shall be in writing, delivered personally or by facsimile (and promptly confirmed by personal delivery, or U.S. overnight courier), U.S. overnight courier, postage prepaid (where applicable), or delivered by certified mail, postage prepaid, return receipt requested to the address indicated below, or to such other address as may be specified by like notice. Such notice shall be effective upon receipt by the addressee. For the avoidance of doubt, notice to one Licensee in accordance with this Section 12.12 shall be deemed to be notice to both Licensees.

If to the Licensees:	Chief Executive Officer RedPharm (Beijing) Biotechnology Co., Ltd. Room 1806, Block A, Tower Two Wangjing SOHO, Chaoyang District Beijing China
and
Chief Executive Officer Medical Technology Associates II, Inc. 8 Cedar Point Road Durham, New Hampshire 03824
If to NANOMIX:	Chief Financial Officer Nanomix, Inc. 1440 Stanford Avenue Emeryville, CA 94608

12.13 Interpretation. The Parties agree that the headings in this Agreement are used for the convenience of the Parties and only as guides or labels to assist in locating and reading the several articles and Sections hereof and are not intended to be used in the interpretation of the Agreement. In this Agreement: (a) the word “including” shall be deemed to be followed by the phrase “without limitation” or like expression; (b) the singular shall include the plural and vice versa; and (c) masculine, feminine and neuter pronouns and expressions shall be interchangeable.

12.14 LIABILITY LIMITS. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, EACH PARTY SHALL NOT BE LIABLE TO THE OTHER PARTIES OR THEIR INDEMNITEES FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL OR PUNITIVE DAMAGES WHETHER ARISING FROM THE BREACH OF A COVENANT OR WARRANTY OR OTHERWISE UNDER THIS AGREEMENT; PROVIDED, HOWEVER, THAT THE FOREGOING PROVISION SHALL NOT BE CONSTRUED TO LIMIT (A) A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 10 FOR THIRD PARTY CLAIMS WHICH MAY INCLUDE INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE AND OTHER TYPES OF DAMAGES, AND (B) CLAIMS FOR CONSEQUENTIAL DAMAGES ARISING FROM BREACH OF A PARTY’S CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 7.

12.15 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument with the same force and effect as if each of the signatories had executed the same instrument. Signatures may be transmitted by facsimile.

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Certain information in this document (indicated by “[***]”) has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

IN WITNESS WHEREOF, the Parties have executed this Agreement effective the date first set forth above.

REDPHARM (BEIJING) BIOTECHNOLOGY CO., LTD.	NANOMIX, INC.

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

MEDICAL TECHNOLOGY
ASSOCIATES II, INC.

By:
Name:
Title:
Date:

[Signature page of Development and License Agreement]